CHAMPIONS Biotechnology, Inc.
2200 Wilson Boulevard, Suite 102-316
Arlington, VA 22201, USA
Tel: 703-526-0400
Fax: 703-832-8311

Champions Biotechnology, Inc. acquires rights to cancer drug candidates

Arlington, VA., February 14, 2007. Champions Biotechnology, Inc. (OTC Bulletin Board: CSBR), a development stage biotechnology company, announced today the acquisition of patent rights encompassing two Benzoylphenylurea (BPU) sulfur analog compounds that have shown promising potent activity against prostate and pancreatic cancer cell lines (Journal of Medicinal Chemistry, 2006, Vol. 49, No.7, 2357-2360).  The acquired rights include pending U.S. Patent Application no. 11/673,519 and corresponding international patent application (PCT/US2006/014449) filed under the Patent Cooperation Treaty (PCT), both entitled Design and Synthesis of Novel Tubulin Polymerization Inhibitors:  Benzoylphenylurea (BPU) Sulfur Analogs.

These antimitotic inhibitors target MAPT (Microtubule-Associated Protein Tau) deficient tumors, a common feature of solid tumors, and have performed better than Docetaxel (Taxotere) in the difficult to treat direct patient xenograft models of pancreatic cancer (Journal of the National Cancer Institute, Vol. 99, Issue 2, January 17 2007, 105-107). The Company, in exchange for 550,000 restricted shares of its common stock, was assigned all the rights in the U.S. and in foreign countries to the applications for these inhibitors developed at Johns Hopkins University by their inventors Drs. Saeed Khan, Gurulingappa Hallur, Manuel Hidalgo and Antonio Jimeno.

This acquisition is the Company’s initial step in building a biotechnology company from the ground up with a future portfolio of possible therapeutic drug candidates among other ventures that it is actively exploring. The Company plans to develop candidates from its portfolio of therapeutic compounds and partner with pharmaceutical and/or biotechnology partners for development, regulatory approval and marketing as appropriate.

This press release contains "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. The Company generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company’s actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors, which may include, but are not limited to, changes in general economic conditions, the ongoing threat of terrorism, ability to have access to financing sources on reasonable terms and other risks that are described in this document. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and the Company’s future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

Contact: James Martell (703) - 526-0400